Exhibit 5

JOINT FILING AND SOLICITATION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2016, by and among (1) Carl E. Berg and (2) David Dean and Michael Knapp (Messrs. Dean and Knapp), collectively the “Nominees” and, such Nominees together with Carl E. Berg, the “Parties” and each, a “Party”).

WHEREAS, certain of the Parties are stockholders, direct or beneficial, of Stratus Properties Inc., a Delaware corporation (the “Company”); and

WHEREAS, the Parties wish to work cooperatively for the purpose of (i) seeking the election of the Nominees to the Board of Directors of the Company (the “Board”) at the 2016 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2016 Annual Meeting”)), and (ii) taking all other actions that the Parties deem necessary to achieve the foregoing.

NOW, IT IS AGREED, this 14th day of January 2016, by the Parties hereto:

2. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each of the Parties shall be responsible for the accuracy and completeness of his own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning any other member, unless such member has actual knowledge that such information is inaccurate. Carl E. Berg or his representative shall use its commercially reasonable efforts to provide each member of the Parties with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least six (6) hours prior to the filing or submission thereof.

3. While this Agreement is in force, (i) no Nominee shall engage in any transaction in securities of the Company without the prior consent of Carl E. Berg and (ii) each Nominee shall provide written notice to either Carl E. Berg or Andrews Kurth LLP (“AK LLP”) of any of his purchases or sales of securities of the Company or any securities of the Company over which he acquires or disposes of beneficial ownership, in each case no later than six (6) hours after each such transaction. For purposes of this Agreement, the term “beneficial ownership” with respect to securities shall mean having the sole or shared power to determine how such securities shall be voted or sole or shared dispositive power over the securities.

4. The Parties agree to act together and cooperatively for the purposes of (i) seeking the election of the Nominees to the Board at the 2016 Annual Meeting, and (ii) taking all other action that the Parties deem necessary to achieve the foregoing.

5. Carl E. Berg agrees to directly pay all expenses incurred in connection with the Parties’ activities set forth in Section 3 on the date hereof. Any expenses expected to be incurred by any Nominee in connection with the Parties’ activities that such Nominee intends to submit for reimbursement by Carl E. Berg shall first be pre-approved by Carl E. Berg.

6. The Parties agree that Carl E. Berg shall be the primary decision maker with respect to the content and timing of public or private communications and negotiating positions taken on behalf of the Parties other than the Nominees in their capacity as directors of the Company if elected as directors of the Company and any SEC filing, press release, communication to the Company or communication to the media proposed to be made or issued by the Parties or any member thereof in connection with the Parties’ activities set forth in Section 3 shall be first approved by Carl E. Berg; provided that in no event shall the foregoing provision limit or otherwise restrict any Nominee elected as a director of the Company from exercising his discretion and judgment and fulfilling his fiduciary duties in his capacity as a director of the Company if elected as a director of the Company. Any Nominee that intends to engage in any communications with other stockholders or the Company on behalf of the Parties or any of them shall first provide Carl E. Berg with reasonable notice of such communication and a reasonable opportunity to review and comment to the extent it is a written communication. Each Nominee shall have a reasonable opportunity to review and comment upon any such SEC filing, press release or written communication with respect to the Parties’ activities. The Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the Parties concerning decisions to be made, actions to be taken or statements to be made in connection with the Parties’ activities. Notwithstanding anything in this Agreement to the contrary, no Nominee serving as a director of the Company and acting in his capacity as a director of the Company shall have any obligation to vote on, approve, disapprove, support or oppose any matter coming before the Board or any committee of the Board as directed by any other Party and nothing in this Agreement shall limit or otherwise restrict the free exercise by a Nominee serving as, and acting in his capacity as, a director of the Company of his discretion and judgment or discharging his fiduciary duties as a director of the Company in such manner as he deems appropriate or as required by law.

7. The relationship of the Parties hereto shall be limited to carrying on the activities of the Parties conducted pursuant to and in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such activities as described herein. Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership. Except as specifically provided in this Agreement, nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as he deems appropriate, in his sole discretion, provided that all such sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

8. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one (1) counterpart.

9. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Northern District of California located in the City of San José, California, or the courts of the State of California located in the Santa Clara County, California.

10. Any Party hereto may terminate its obligations under this Agreement on twenty-four (24) hours’ prior written notice to all other Parties, with a copy by fax to Joe Hoffman at AK LLP, Fax No. 214-659-4861.

11. Each party acknowledges that AK LLP shall act as counsel for the Parties acting in concert regarding the activities of the Parties pursuant to this Agreement and in connection with the purposes of the Parties as described herein, but shall not be counsel of either of the Nominees for any other purpose or in their individual capacities.

12. The terms and provisions of this Agreement may not be modified, waived or amended without the prior written consent of each Party.

13. Each Party hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Carl E. Berg
Carl E. Berg

/s/ David Dean
David Dean

/s/ Michael Knapp
Michael Knapp

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